Exhibit 10.1
ADVISOR AGREEMENT
Effective     8/15        , 2015, Kevin Dulsky (“Advisor”) and Maxpoint Interactive, Inc. (“Company”) agree as follows:
1.Services and Payment. Advisor agrees to consult with and advise Company from time to time, at Company’s request, including providing business development and strategic planning services (collectively, the “Services”). As the only consideration due Advisor for Services, Advisor shall be paid as set forth in Exhibit A hereto.
2.    Ownership. Company shall own, and Advisor hereby assigns, all right, title and interest (including all intellectual property rights throughout the world) relating to any and all inventions (whether or not patentable), works of authorship, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Advisor during the term of this Agreement that arise out of the Services (as defined below) (collectively, “Inventions”) and Advisor shall promptly disclose and provide all Inventions to Company. Advisor shall further assist Company, at Company’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned.
3.    Proprietary Information. Advisor agrees that all Inventions and other business, technical and financial information (including, without limitation, the identity of and information relating to customers or employees) Advisor develops, learns or obtains during the period over which it is providing Services constitute “Proprietary Information.” Advisor shall hold in confidence and not disclose or, except in performing the Services, use any Proprietary Information. However, Advisor shall not be obligated under this paragraph with respect to information Advisor can document is or becomes readily publicly available without restriction through no fault of Advisor. Upon termination and as otherwise requested by Company, Advisor shall promptly return to Company all items and copies containing or embodying Proprietary Information.
4.    Termination. Either party may terminate this Agreement at any time, for any reason, by giving the other party fifteen (15) days notice. Sections 2 through 6 of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.
5.    Relationship of the Parties; No Conflicts. Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract. Advisor is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. Advisor represents and warrants that neither this Agreement nor the performance thereof shall conflict with or violate any obligation of Advisor or right of any third party.
6.    Miscellaneous. This Agreement and the Services performed hereunder are personal to Advisor and Advisor shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Company. Any attempt to do so shall be void. Company shall be free to transfer this Agreement to a third party. Any breach of Section 2 or 3 shall cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company shall be entitled to seek injunctive relief with respect thereto in addition to any other remedies. No changes or modifications or waivers to this Agreement shall be effective unless in writing and signed by both parties. In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws provisions thereof. In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees.

/s/ Kevin Dulsky		Maxpoint Interactive, Inc.
Kevin Dulsky
	By:	/s/ Joseph W. Epperson

Joseph W. Epperson, CEO
Printed (Address)		Printed (Name, Title and Address)

EXHIBIT A

Advisor shall be paid a fee of $195/hr for Services (exclusive of travel time) expressly requested in writing by the Company’s Chief Executive Officer, provided that (a) such Services are performed to the Chief Executive Officer’s reasonable satisfaction (including on the schedule required by the Chief Executive Officer), (b) such hours are consistent with Advisor’s written estimate of such hours provided by Advisor in advance of such Services and (c) Company may withdraw requests for Services at any time. Advisor shall not invoice Company for any amount in excess of $1250 per day for Services. Advisor shall also be entitled to reimbursement for expenses for which Advisor has received prior approval from Company and have been incurred consistent with Company policy.
Advisor shall invoice Company within five (5) days after the end of each calendar month for all Services and reimbursements due for such month, detailing hours and including itemized receipts for any reimbursable expenses. Company shall pay undisputed invoices within fifteen (15) days after its receipt of each such invoice.

3